UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2008

Southwest Airlines Co.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-7259

Texas	74-1563240
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 36611, Dallas, Texas 75235-1611
(Address of principal executive offices, including zip code)

(214) 792-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 30, 2008, the Company closed its previously announced private placement, pursuant to Section 4(2) of the Securities Act of 1933, of $400 million of its Senior Secured Notes due 2011 (the "Notes").

The Notes will mature on December 15, 2011, and bear interest at a fixed rate of 10.5% per annum from the closing. Interest on the Notes will be payable semi-annually, beginning June 15, 2009.

The Notes are secured by a first priority perfected security interest in a specified pool of 17 Boeing 737-700 aircraft granted under a single mortgage. The Notes are non-callable by the Company prior to stated maturity; however, the Notes are subject to redemption at par in certain circumstances involving a casualty loss of an aircraft securing the Notes.

The Notes have the benefit of conventional events of default and acceleration provisions, but have no financial covenants.

The Notes are subject to restrictions on transfer by the holders. The Company has no obligation to register the Notes for public resale.

The Company expects to use the net proceeds from the sale of the Notes for general corporate purposes, and such purposes may include using a portion of the proceeds to provide cash collateral for some of the Company's fuel hedging arrangements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

Date: January 06, 2009	By:	/s/ Laura Wright
Laura Wright
Senior Vice President - Finance and Chief Financial Officer